POWER OF ATTORNEY

      The undersigned, the Directors of the registered investment company listed below, hereby authorize Terry K. Glenn and Donald C. Burke or either of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated any Registration Statement or amendment thereto (including post-effective amendments) for the following registered investment company and to file the same, with all exhibits thereto, with the Securities and Exchange Commission; Merrill Lynch Series Fund, Inc.

      Dated: February 15, 2001

/s/ M. COLYER CRUM M. Colyer Crum (Director)
/s/ LAURIE SIMON HODRICK Laurie Simon Hodrick (Director)
/s/ FRED G. WEISS Fred G. Weiss (Director)